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                                                                    Exhibit 99.1
FOR IMMEDIATE RELEASE,

CONTACT:

Doyle E. Motley                             Bob Schu
Senior Vice President                       Desmond Towey & Associates
& Chief Financial Officer                   (212) 888-7600
CD Warehouse, Inc.
(405) 949-2422

                  CD WAREHOUSE, INC. ACQUIRES 16 INDEPENDENT

                        STORES IN SAN DIEGO, CALIFORNIA

     OKLAHOMA CITY, OK--February 23, 1998  CD Warehouse, Inc. (NASDAQ SmallCap:
CDWI) announced the acquisition of 16 independent retail music stores in San Diego, California. The stores were acquired by Compact Disc Management, Inc., a wholly owned subsidiary of CD Warehouse, Inc. that has the responsibility for all Company store operations. The stores, operating under the trade name of Music Trader, were acquired from Jeff and Debbi Clark for $4 million. The purchase price was paid with $3 million in cash and $1 million in CD Warehouse, Inc. common stock.

     Jerry W. Grizzle, the Company's Chairman and CEO, stated, "We could not be more pleased with this acquisition. Jeff and Debbi started in a flea market and have grown their business to 16 stores that produced $7.4 million in revenue in 1998. This acquisition, combined with our purchased in June of 1998 of the Disc Go Round concept, positions us for a substantial expansion effort in California. Jeff Clark has been retained by the Company to use his expertise and knowledge of the California market to expand the CD Warehouse/Music Trader concept throughout that state."

     To finance the acquisition, the Company entered into a $7.0 million credit facility with Bank One, Oklahoma, N.A. (Bank One). The credit facility consists of a $5.0 million term loan and a $2.0 million line of credit. The total facility will bear interest at a variable rate per annum equal to Bank One's "National Prime Rate." $3.0 million of the term loan will be used to fund the acquisition of Music Trader.

     As of December 31, 1998, the Company franchised and/or operated 314 retail music stores in 40 states, the District of Columbia, Canada, England, France, Guatemala and Venezuela under the names "CD Warehouse," "Disc Go Round," and "CD Exchange." CD Warehouse Inc., system stores buy, sell and trade pre-owned CD's with their customers. CD Warehouse Inc., system stores sell a full complement of new release CD's, DVD and Video Games.

     Statements made in this press release, other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are made based on management's belief as well as assumptions made by, and information currently available to, management pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The Company's actual results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors.

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